Exhibit 99.1

Rosetta Stone Announces Restructuring of Asian Operations

ARLINGTON, VA— January 10, 2014—Rosetta Stone Inc. (NYSE:RST) today announced that it is taking actions to right-size its operations in Japan and Korea.  The company plans to shift to a partner model to continue serving the Japanese market and this will result in the closing of the Rosetta Stone office in Japan.  Rosetta Stone will also be streamlining its operations in Korea with operations now focused more directly on further scaling the Proctor Assisted Learning (“PAL”) channel.  In conjunction with the reduction in Asian-based operations, Rosetta Stone also announced that Pragnesh Shah, President of Global Consumer, will be leaving the company by March 31, 2014.  During this period, Shah will lead the restructuring actions in Korea and Japan.  With the decreased scope of international Consumer operations, the company does not expect to retain this role and will operate its Consumer business through its existing country managers.

Rosetta Stone expects to maintain its web presence and remain active in both markets through less-capital intensive alternatives.  Rosetta Stone’s Rest of World “ROW” Consumer segment accounted for approximately 12% or $23 million of revenues for the first three quarters of 2013 with Japan comprising about one-fourth of this amount.

Steve Swad, President and Chief Executive Officer of Rosetta Stone, said, “Over the past year, we have made a number of decisions to better position the company in the marketplace.  This has included making difficult choices such as revamping our product organization, shuttering our U.S. kiosks as well as today’s actions to reorganize our Asian operations.  However, we believe this decision is a necessary one and ultimately will strengthen Rosetta Stone.”

As part of these restructuring efforts, Rosetta Stone will reduce its workforce by approximately 66 employees.  The company expects to incur a charge in the first quarter for the actions in Asia of $3.5 million to $4.0 million, predominantly for severance expenses, lease termination costs and inventory writedowns.

In addition, the company also announced that it will be taking a $2.5 million to $3.5 million one-time charge in the first quarter of 2014 for space consolidation, primarily at its Arlington, Va. headquarters location.

The company expects to provide an update for its 2014 outlook when it reports fourth quarter 2013 earnings results.

About Rosetta Stone Inc.

Rosetta Stone Inc. (NYSE: RST) is dedicated to changing the way the world learns. The company’s innovative technology-driven language and reading solutions are used by thousands of schools, businesses, government organizations and millions of individuals around the world. Founded in 1992, Rosetta Stone pioneered the use of interactive software to accelerate language learning. Today the company offers courses in 30 languages, from the most commonly spoken (such as English, Spanish and Mandarin) to the less prominent (including Swahili, Swedish and Tagalog). In 2013, Rosetta Stone expanded beyond language and deeper into education-technology with its acquisitions of Livemocha, Lexia Learning, Tell Me More, and Vivity Labs. Rosetta Stone is based in Arlington, VA, and has offices in Harrisonburg, VA, Boulder, CO, Austin, TX, San Francisco, CA, Seattle, WA, Concord, MA, Vancouver, Paris, Tokyo, Seoul, London, Dubai and Sao Paulo.

For more information, visit www.rosettastone.com.

“Rosetta Stone” is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Contact:

Media:

Jonathan Mudd

jmudd@rosettastone.com

571-357-7148

Investors:

Steve Somers, CFA

ssomers@rosettastone.com

703-387-5876